Exhibit 10.36

May 1, 2003

Lynn Saccoliti

1124 Via Appianna

Henderson, NV 89052

Dear Lynn:

On behalf of RITA Medical Systems, Inc. (the “Company”), I am pleased to offer you the position of Vice President, Reimbursement Affairs. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.    Position.

a.    You will become the Vice President, Reimbursement Affairs, working out of your home in Henderson, Nevada. You will report to the Company’s Chief Financial Officer.

b.    You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2.    Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on May 1, 2003.

3.    Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4.    Compensation.

a.    Base Salary.  You will be paid a monthly salary of $11,666.67 which is equivalent to $140,000.00 on an annualized basis. Your salary will be payable in two equal payments on the 15th and the last day of the month.

b.    Bonus.  You will be eligible to participate in the Company management cash bonus program. In addition, you will be eligible to receive a special bonus of up to $20,000.00 based upon the attainment of performance milestones to be established by the Company’s Chief Financial Officer within sixty days of your date of hire.

c.    Annual Review.  Your base salary will be reviewed as part of the Company’s normal annual salary review process.

5.    Stock Options.

a.    Initial Grant.  In connection with the commencement of your employment, the Company will recommend that the Board of Directors, or a Committee of the Board of Directors, grant you an option (the “Option”) to purchase 100,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. These option shares will vest at the rate of 1/8 of the total after the first six months of employment and then 1/48 of the total per month, such that the options will become fully vested at the end of four years. Vesting will, of course, depend on your continued employment with the Company. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2000 Stock Plan and the Stock Option Agreement between you and the Company. The Option is subject to the approval of the Company’s Board of Directors or designated Committee of the Board.

b.    Bonus.  You will be eligible to participate in the Company management stock bonus program.

c.    Subsequent Option Grants.  Subject to the discretion of the Company’s Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

6.    Benefits.

a.    Insurance Benefits.  The Company will provide you with medical, dental and long-term disability insurance benefits.

b.    Vacation.  You will be entitled to 3 weeks paid vacation per year, pro-rated for the remainder of this calendar year. Vacation accrues as follows: five hours accrue per pay period from your date of hire. With the exception of the days during the month of May that you will be taking as a previously planned vacation without pay, during the first six months following your date of hire, no vacation may be taken unless a special exception has been granted.

c.    401K Retirement Plan.  You will be eligible to participate in the Company’s employee-contribution 401K Retirement Plan beginning on the first January 1 , April 1, July 1, or October 1 following one month of employment.

d.    Employee Stock Purchase Plan.  You will be eligible to participate in the Company’s Employee Stock Purchase Plan beginning on the first February 1 or August 1 following commencement of your employment.

7.    Severance Benefits.  In the event that the Company or its successor in interest terminates your employment without Cause (as defined below), then you will be entitled to receive continuation of your then-current monthly base salary for six (6) months following your termination date. This salary continuation shall be contingent upon confirmation to the Company’s satisfaction that you are actively seeking Full-Time Employment, which for purposes of this Offer Letter shall be defined as at least thirty-five (35) hours per week of compensated labor, including consulting and other work. In the event that you commence Full-Time Employment, your salary continuation will cease. In addition, following the termination of your employment, the Company will pay your COBRA insurance premiums (provided that you elect such coverage) until the earlier of (A) six (6) months following your termination date or (B) the date on which you become eligible for insurance benefits from another employer. Upon termination of your employment with the Company, you will be entitled to receive benefits only as set forth herein or as otherwise provided by applicable law. Your entitlement to these severance benefits will be conditioned upon your execution and delivery to the Company of (i) a general mutual release of all claims (provided that the Company shall not be required to release any claims arising from a material breach by you of the Confidentiality Agreement (as defined below)) and (ii) a resignation from all of your positions with the Company.

For purposes of this Offer Letter, “Cause” shall mean (i) gross negligence or willful misconduct in the performance of the Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

8.    Confidential Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

9.    Confidentiality of Terms.  You agree to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding compensation, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

10.    At-Will Employment.  Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you. This offer will expire unless signed by you by May 1, 2003.

Very truly yours, RITA MEDICAL SYSTEMS, INC.

By:	/s/ STEVE WILLIAMS
Steve Williams Chief Operating Officer

LYNN SACCOLITI

/s/ LYNN SACCOLITI

Signature

5/1/03

Date

Enclosure:    Confidential Information and Invention Assignment Agreement